CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Templeton Institutional Funds of our report dated February 15, 2017, relating to the financial statements and financial highlights, which appears in Emerging Markets Series, Foreign Smaller Companies Series, Global Equity Series, and International Equity Series (formerly Foreign Equity Series)’s Annual Report on Form N-CSR for the year ended December 31, 2016.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 24, 2017